Exhibit 99.1

Exicure, Inc. Provides Update on Corporate Progress and Third Quarter 2018 Financial Results

SKOKIE, Ill. - November 6, 2018 - Exicure, Inc. (OTCQB:XCUR), the pioneer in gene regulatory and immunotherapeutic drugs utilizing three-dimensional, spherical nucleic acid (SNA™) constructs, today reported financial results for the third quarter ended September 30, 2018, and provided an update on corporate progress.

“During the quarter, we made progress in our clinical program in immuno-oncology while expanding our preclinical data in a growing number of disease models,” said Dr. David Giljohann, Chief Executive Officer of Exicure. “The FDA informed us that our Phase1b/2 clinical trial in immuno-oncology may proceed. We also completed patient dosing in a Phase1 trial for Exicure’s lead anti-inflammatory compound. Additionally, the Exicure team continues to develop promising preclinical data in neurology, as well as demonstrated the preclinical delivery of our platform in the gastrointestinal tract. All of this work supports a core strategic objective of developing our digital medicines platform in oncology, genetically defined disorders, and inflammatory disease,” added Dr. Giljohann.

Corporate Progress

•
Announced launch of a Phase1b/2 trial for AST-008, Exicure’s TLR9 agonist drug candidate designed for immuno-oncology applications. The IND for AST-008 has been opened by the FDA and we have been informed by the FDA that our proposed Phase1b/2 trial may proceed. We expect patient dosing to begin late this year.

•	Completed the Phase 1 clinical trial of AST-008 which demonstrated the desired highly potent immune system activation without serious adverse events or dose limiting toxicity.

•	Completed patient dosing in the Phase 1 clinical trial of XCUR17, our clinical stage anti-inflammatory drug candidate being tested in psoriasis. We expect topline results in 2018.

•	Presented data at the Oligonucleotide Therapeutics Society meeting showing the distribution and therapeutic efficacy of Exicure’s technology through oral delivery to the GI tract.

•
Developed preclinical bio-distribution data of Exicure’s platform after intrathecal injection, demonstrating a favorable distribution profile in the CNS, and enabling the potential expansion of the Exicure platform into the central nervous system.

•	Raised approximately $22.0 million in gross proceeds at a per share price of $4.50 in a private placement offering.

Clinical Updates

AST-008: AST-008 is an SNA consisting of toll-like receptor 9 (TLR9) agonists designed for immuno-oncology applications. The Phase 1 clinical trial of AST-008 was completed during the quarter and demonstrated our desired highly potent immune system activation without serious adverse events or dose limiting toxicity. The IND for AST-008 has been opened by the FDA and we have been informed that our proposed Phase1b/2 trial may proceed. We expect to dose the first patient late this year.

XCUR17: XCUR17 is an antisense SNA that is designed to target the mRNA encoding IL-17RA. In our Phase 1 trial, XCUR17 is being tested in a microplaque study in patients with mild to moderate psoriasis. We have completed patient dosing and expect to report topline results late in 2018.

Third Quarter 2018 Financial Results and Financial Guidance

Cash Position: As of September 30, 2018, Exicure had cash and cash equivalents of $32.4 million compared to $25.8 million as of December 31, 2017.

Research and Development (R&D) Expenses: R&D expense was $4.0 million for the three months ended September 30, 2018 and $3.1 million for the three months ended September 30, 2017, an increase of $0.9 million, or 28%. The increase in R&D expense of $0.9 million was primarily due to higher employee-related expenses of $0.4 million, higher clinical development programs expense of $0.3 million, and higher platform and discovery-related expense of $0.2 million.

General and Administrative (G&A) Expenses: General and administrative expense was $1.9 million for the three months ended September 30, 2018 and $1.3 million for the three months ended September 30, 2017, an increase of $0.6 million, or 51%. This increase was due to higher costs associated with being a public company of $0.3 million, including higher expense for investor and public relations, director and officer insurance, and transfer agent, over the counter and other regulatory compliance related matters, as well as higher legal costs of $0.2 million mostly related to 2018 financing activities, and higher compensation and related expense of $0.1 million associated with salary increases.

Net Loss: Net loss was $5.3 million for the quarter ended September 30, 2018, compared to net loss of $1.9 million for the quarter ended September 30, 2017. The $3.4 million increase in net loss was due principally to a decrease in revenue of $2.4 million that mostly reflects the absence of revenue recognized in the prior period related to the amortization of the upfront payment, and certain reimbursable R&D activities pursuant to a research collaboration, option and license agreement. In addition, we had an increase in Other income of $0.5 million principally due to the fair value adjustment of our common stock warrant liability offsetting the increases in R&D and G&A discussed above.

Cash Runway Guidance: Exicure believes that, based on its current operating plans and estimates of expenses, as of the date of this press release, its existing cash and cash equivalents as of September 30, 2018, will be sufficient to meet its anticipated cash requirements into the first quarter of 2020.

About Exicure, Inc.

Exicure, Inc. is a clinical stage biotechnology company developing a new class of immunomodulatory and gene regulating drugs against validated targets. Exicure's proprietary 3-dimensional, spherical nucleic acid (SNA™) architecture unlocks the potential of therapeutic oligonucleotides in a wide range of cells and tissues. Exicure's lead programs address inflammatory diseases, genetic disorders and oncology. Exicure is based outside of Chicago, IL. www.exicuretx.com

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, cash requirements and runway, the Company’s technology, potential therapies, clinical and regulatory objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: unexpected costs, charges or expenses that reduce cash runway; that Exicure’s preclinical programs do not advance into the clinic or result in approved products on a timely or cost-effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates that have completed Phase 1 trials do not become approved drugs on a timely or cost-effective basis or at all; possible safety and efficacy concerns; regulatory developments; and the ability of Exicure to protect its intellectual property rights. Exicure’s pipeline programs are in various stages of preclinical and clinical development, and the process by which such preclinical or clinical therapeutic candidates could potentially lead to an approved therapeutic is long and subject to significant risks and uncertainties. Risks facing the Company and its programs are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contacts:

MacDougall Biomedical Communications
Karen Sharma, 781-235-3060
ksharma@macbiocom.com

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$32,446	$25,764
Accounts receivable	52	—
Unbilled revenue receivable	7	13
Receivable from related party	4	17
Prepaid expenses and other assets	1,855	1,844
Total current assets	34,364	27,638
Property and equipment, net	1,130	1,317
Other noncurrent assets	32	32
Total assets	$35,526	$28,987
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,926	$—
Accounts payable	1,341	1,049
Accrued expenses and other current liabilities	3,035	1,273
Current portion of deferred revenue	—	1,034
Total current liabilities	9,302	3,356
Long-term debt, net	—	4,855
Common stock warrant liability	984	523
Other noncurrent liabilities	42	278
Total liabilities	$10,328	$9,012

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 44,358,000 issued and outstanding, September 30, 2018; 39,300,823 shares issued and outstanding, December 31, 2017	4	4
Additional paid-in capital	75,433	53,586
Accumulated deficit	(50,239)	(33,615)
Total stockholders' equity	25,198	19,975
Total liabilities and stockholders’ equity	$35,526	$28,987

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended, September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Collaboration revenue	$57	$2,497	$112	$7,624
Total revenue	57	2,497	112	7,624
Operating expenses:
Research and development expense	4,001	3,121	11,111	9,910
General and administrative expense	1,919	1,270	5,952	4,806
Total operating expenses	5,920	4,391	17,063	14,716
Operating loss	(5,863)	(1,894)	(16,951)	(7,092)
Other income (expense), net:
Interest expense	(170)	(201)	(497)	(616)
Other income (loss), net	709	163	(210)	140
Total other income (loss), net	539	(38)	(707)	(476)
Net loss	$(5,324)	$(1,932)	$(17,658)	$(7,568)

Basic and diluted loss per common share	$(0.13)	$(1.12)	$(0.44)	$(41.27)
Basic and diluted weighted-average common shares outstanding	41,527,922	1,725,906	40,121,295	183,395